EXHIBIT 10.33

October 5, 1998

Kevin F. X. Brophy, CPA

Vice President of Finance and Administration

        & Chief Financial Officer

Immunomedics, Inc.

300 American Road

Morris Plains, New Jersey 07950

Re:	Lease Renewal
300 American Road
Morris Plains, New Jersey 07950

Dear: Mr. Brophy:

This is to confirm that per your letter dated September 18, 1998, Immunomedics, Inc. (“Lessee”) has elected to exercise its option to renew per Article 32 of the Lease dated January 16, 1992 between Baker Properties Limited Partnership (“Lessor”) and Lessee as amended by the First Addendum dated May 5, 1993 and by the Second Addendum dated March 29, 1995.

The Renewal Term shall be for three years and commence on June 1, 1999 and expire on May 31, 2002. The Basic Rental during the renewal period shall be $440,692.56 per annum ($36,724.38 per Month).

The renewal option also requires Lessor to contribute $25,000 towards the cost of office renovations in the Demised Premises either as a rental credit or a payment to Lessee. Per your request, Lessor shall pay to Lessee the sum of $25,000 within 30 days of receipt of this agreement executed by Lessee.

Except for the extension of the Term of the Lease and the change in the Basic Rent, all the other terms and conditions of the Lease shall remain in full force and effect.

Very truly yours,	Agreed to and accepted by

/s/ Philip King 10/5/98		/s/ Kevin F.X. Brophy
Philip King	Typed name:	Kevin F.X. Brophy
Vice President & General Manager	Typed Title:	VP Finance & Administration and CF
Baker Properties Limited Partnership	Date:	10-12-98